Exhibit 10.53

EXECUTIVE SEVERANCE AGREEMENT

This EXECUTIVE SEVERANCE AGREEMENT (including Exhibit A hereto, the “Agreement”), dated as of [DATE] (“Effective Date”), is made by and between Digital Realty Trust, Inc. (“REIT”), DLR LLC (“Employer”, and together with the REIT, “Company”) and ______________ (“Employee”, and together with the Company, “Parties”).

In consideration of Employee’s continued employment with the Company and for other good and valuable consideration, the Company is pleased to offer Employee eligibility to receive severance benefits upon specified terminations of employment on the terms and conditions set forth in this Agreement in accordance with the belief of the Compensation Committee of the Board of Directors of the REIT that it is in the Company’s best interests to provide Employee with those benefits as enhanced financial security and incentive and encouragement for Employee to remain with the Company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section III of Exhibit A of this Agreement.

1.EFFECTIVE DATE AND TERM OF AGREEMENT. This Agreement shall be effective on the Effective Date. Subject to the terms of this Agreement, this Agreement shall be effective for a term (“Term”) commencing on the Effective Date and ending on [DATE] (“Initial Termination Date”). If not previously terminated in accordance with this Agreement, the Term shall automatically be extended for additional one (1)-year periods on each of (i) the Initial Termination Date and (ii) on each anniversary thereof, unless Employee or the Company elects not to so extend the Term by notifying the other party, in writing, of such election not less than sixty (60) days prior to the expiration of the then-current Term; except, however, in the event that a Change in Control occurs during the Term, the ending date of the Term shall thereupon automatically be extended to the date that is the second anniversary of the date on which such Change in Control occurs. Notwithstanding anything contained in this Agreement, in no event shall the expiration of the Term or the Company’s election not to renew or extend the Term constitute a termination of Employee’s employment by the Company without Cause or by Employee for Good Reason.
2.AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement does not constitute an agreement to employ Employee for any specific time.
3.SEVERANCE BENEFITS. Employee shall be eligible to receive certain severance benefits upon specified terminations of employment as set forth in Exhibit A and under the terms and conditions set forth in this Agreement.
4.TERMINATION OF OFFICES AND DIRECTORSHIPS. Effective as of the Employee’s final date of employment with the Company (“Termination Date”), except to the extent otherwise determined by the Board of Directors of the REIT (“Board”) in its sole discretion, Employee shall be deemed to have resigned from all offices, directorships, and other employment positions, if any, then held with the REIT, Digital Realty Trust, L.P., the Employer, or their respective subsidiaries or affiliates (collectively, “Digital Group”), and Employee agrees that Employee shall take all actions reasonably requested by the Company to effectuate the foregoing.
5.LIMITATION ON PAYMENTS.

A.Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Employee (including any payment or benefit received in connection with a termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits set forth in Exhibit A of this Agreement, the “Total Payments”) would be subject (in whole or part) to the excise tax (“Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, Employee’s remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction undertaken pursuant to this Section 5(a) shall be accomplished first by reducing or eliminating any cash payments subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), then by reducing or eliminating cash payments that are not subject to Section 409A of the Code, then by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), and finally, by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) that is not subject to Section 409A of the Code; provided that all payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) does not apply shall be reduced or eliminated before any payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) applies.
B.Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which Employee has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code, will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

6.SECTION 409A.
A.To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if at any time Employee and the Company mutually determine that any compensation or benefits payable under this Agreement may not be compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the parties shall work together to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take such other actions, as the parties determine are necessary or appropriate to (A) exempt such compensation and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 6(A) shall not create any obligation on the part of the Company to adopt any such amendment, policy, or procedure or take any such other action and shall create no guarantee of any particular tax treatment to Employee. Employee shall be solely responsible for tax consequences with respect to all amounts payable under this Agreement, and in no event shall Company have any liability or responsibility if this Agreement does not meet any applicable requirements of Section 409A of the Code.
B.To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and this Section 6 to the extent provided in the exceptions in Treasury Regulation Section 1.409A-l(b)(4), Section 1.409A-l(b)(9) or any other applicable exception or provision of Section 409A of the Code.
C.To the extent that compensation or benefits payable under this Agreement (A) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or (B) are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(9)(iii), and are designated under this Agreement as payable upon (or within a specified time following) Employee’s termination of employment, such compensation or benefits shall, subject to Section 6(D) below, be payable only upon (or, as applicable, within the specified time following) Employee’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code).
D.Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under Exhibit A, shall be paid to Employee prior to the expiration of the six (6)-month period following Employee’s “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such six (6)-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.
E.To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(l)(iv) would apply, such amounts shall be paid or reimbursed to Employee reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

F.In the event of any installment payment of compensation under this Agreement, each installment shall be treated as a separate payment of compensation for purposes of applying Section 409A.

G.If any payment subject to Section 409A is contingent on the delivery of a Release by Employee and the aggregate period during which Employee is entitled to consider and/or revoke such Release spans two calendar years, the payment shall not be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year).

7.PAYMENT OF FINANCIAL OBLIGATIONS. In the event that Employee’s employment or consultancy is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to Employee by the Company of any remuneration, benefits, or other financial obligations pursuant to this Agreement may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.
8.WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
9.ARBITRATION. Except to the extent otherwise provided in the ECCA and/or the PIIAA (each as defined below) or any other agreement containing Restrictive Covenants, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration before a single neutral arbitrator. Arbitration shall be administered by JAMS in San Francisco, California in accordance with the then existing JAMS Employment Arbitration Rules and Procedures. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state referenced in Section 13 of this Agreement, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party will pay the fees for his, her or its own attorneys, subject to any fee-shifting statutes that govern the claims at issue in arbitration. However, in all cases where required by law, the Company will pay the arbitrator’s and the arbitration fees. If under applicable law the Company is not required to pay all of the arbitrator’s and/or the arbitration fees, such fee(s) will be apportioned between the parties by the arbitrator in accordance with said applicable law, and any disputes in that regard will be resolved by the arbitrator.
10.ENTIRE AGREEMENT. As of the Effective Date, this Agreement, together with Employee’s Employee Confidentiality and Covenant Agreement with the Company (“ECCA”) and Employee’s Proprietary Information and Inventions Assignment Agreement with the Company (“PIIAA”), if any, constitutes the final, complete, and exclusive agreement between Employee and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers, or promises, whether oral or written, made to Employee by any member of the Digital Group (including, without limitation, Employee’s employment agreement with the Company, dated as of [DATE]). This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
11.ASSUMPTION BY SUCCESSOR. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
12.ACKNOWLEDGEMENT. Employee hereby acknowledges (A) that Employee has consulted with or have had the opportunity to consult with independent counsel of Employee’s own choice concerning this Agreement, and has been advised to do so by the Company, and (B) that Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Employee’s own judgment.
13.GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of [EMPLOYMENT], without regard to conflicts of laws principles thereof.

[Signature Page Follows]

Please confirm your agreement to the foregoing by signing and dating this Agreement in the space provided below for your signature and returning it to Cindy Fiedelman.

Sincerely,

Digital Realty Trust, Inc., a Maryland corporation By: Name:Cindy Fiedelman Title: Chief Human Resources Officer

DLR LLC,

a Maryland limited liability company

By:Digital Realty Trust, L.P.

Its:Managing Member

By:Digital Realty Trust, Inc.

Its:General Partner

By:

Name: Cindy Fiedelman

Title: Chief Human Resources Officer

Digital Realty Trust, L.P.,

a Maryland limited partnership

By:Digital Realty Trust, Inc.

Its:General Partner

By:

Name: Cindy Fiedelman

Title: Chief Human Resources Officer

Accepted and Agreed,

By:

EMPLOYEE

EXHIBIT A

I.	SEVERANCE BENEFITS
A.	Without Cause or for Good Reason. Subject to the terms of this Agreement, in the event that, during the Term, Employee is terminated by the Company without Cause or Employee resigns for Good Reason, and provided that, after the Termination Date, Employee timely executes and does not subsequently revoke a full release of claims with the Company (in substantially the form attached hereto as Appendix 1) (“Release”), in addition to any other accrued amounts payable to Employee through the Termination Date, Employee will be entitled to receive the severance benefits set out in subsections (i), (ii), (iii), and (iv) of this Section I.A.
(i)	Payable within sixty (60) days after the Employee’s Termination Date (with the exact date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to the sum of:
1.

one (1.0) (“Severance Multiple”) times the sum of (A) Employee’s annual base salary as in effect on the Termination Date, plus (B) Employee’s target annual bonus for the fiscal year in which the Termination Date occurs (in the case of both (A) and (B), without giving effect to any reduction which constitutes Good Reason), plus

2.	the Stub Year Bonus, plus
3.	the Prior Year Bonus, if any.
(ii)	If Employee timely and properly elects to continue coverage under a Company-sponsored group health plan pursuant to COBRA, for a period commencing on the Termination Date and ending on the earlier of (A) the twelve (12)-month anniversary of the Termination Date or (B) the date on which Employee becomes eligible to receive comparable group health insurance coverage under a subsequent employer’s plans (“Continuation Period”), the Company shall pay the full amount of the monthly COBRA premium for Employee and Employee’s dependents (if applicable) participating in such plan on the Termination Date; provided, however, that if (x) any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-l(a)(5), or (y) the Company is otherwise unable to continue to cover Employee under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to Employee as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof).
(iii)	For a period commencing on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date, the Company shall, at its sole expense and on an as-incurred basis, provide Employee with outplacement counseling services directly related to Employee’s termination of employment with the Company, the provider of which shall be selected by the Company.
(iv)	Employee’s outstanding Company equity-based awards shall be subject to the applicable Company equity incentive plan and award agreements evidencing such awards, including the vesting and payment provisions thereunder.

B.	Change in Control. Subject to the terms of this Agreement, in the event that a Change in Control (as defined in the Digital Realty Trust, Inc., Digital Services, Inc., and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended, or any successor incentive plan) occurs during the Term and, within the time period beginning sixty (60) days prior to such Change in Control and ending on the second anniversary of such Change in Control, Employee is terminated by the Company without Cause or Employee resigns for Good Reason, then, in addition to any other accrued amounts payable to Employee through the Termination Date, Employee shall be entitled to the payments and benefits provided in Section I(A)(i) hereof, subject to the terms and conditions thereof (including the Release requirement set forth in Section I(A)), except that, for purposes of this Section I(B), the Severance Multiple shall be equal to two (2.0) (instead of one (1.0)). For purposes of this Section I(B), in the event that such termination occurs within sixty (60) days prior to such Change in Control, then any amounts that become payable pursuant to this Section I(B) in excess of the amounts paid or payable pursuant to Section I(A)(i) shall be paid no later than the later of the date that is ten (10) days following the date of such Change in Control or the date that is sixty (60) days following the Employee’s Termination Date (with the exact date to be determined by the Company in its discretion).
C.	Death or Disability. Subject to the terms of this Agreement, and notwithstanding anything to the contrary contained herein, in the event of a termination of Employee’s employment during the Term by reason of Employee’s death or Disability, then, in addition to any other accrued amounts payable to Employee through the Termination Date, the Company will pay and provide Employee (or Employee’s estate or legal representative) with the following payments and benefits:
(i)	payable within sixty (60) days after Employee’s Termination Date (with the exact payment date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to the sum of (A) Employee’s annual base salary as in effect on the Termination Date, plus (B) Employee’s target annual bonus for the fiscal year in which the Termination Date occurs, plus (C) the Stub Year Bonus, plus (D) the Prior Year Bonus, if any;
(ii)	Employee’s outstanding Company equity-based awards shall be subject to the terms and conditions of the applicable Company equity incentive plans and award agreements evidencing such awards, including the vesting and payment provisions thereunder.
D.Retirement.
(i)	Benefits. Subject to the terms of this Agreement, in the event of a termination of Employee’s employment during or upon the completion of the Term due to Employee’s Retirement, the Company shall offer to Employee a consulting agreement (“Consulting Agreement”) for Employee to provide to the Company consulting services to (x) support on matters that would normally involve the position and role last held by Employee at the Company prior to Employee’s Retirement and (y) litigation support and senior client relationship management services to the Company; and provided that, within the specified period after the Termination Date, (A) Employee timely executes and does not subsequently revoke the Release and (B) enters into the Consulting Agreement, then:
1.	if Employee timely and properly elects to continue coverage under a Company-sponsored group health plan pursuant to COBRA, for the Continuation Period, the Company shall pay the full amount of the monthly COBRA premium for Employee and Employee’s dependents (if applicable) participating in such plan on the Termination Date; provided, however, that if (A) any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Employee under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to Employee as currently taxable compensation in substantially equal monthly installments over the continuation period (or the remaining portion thereof); and
2.	Employee’s outstanding Company equity-based awards shall be subject to the Company’s equity incentive plan and award agreements evidencing such awards (including the vesting and payment provisions thereunder) during the term of the Consulting Agreement.
(ii)	Consulting Agreement. In the event that Employee and the Company enter into a Consulting Agreement pursuant to Section I(D):
1.	The Consulting Agreement shall (A) be entered into prior to or on Employee’s Retirement date and be effective immediately upon Employee’s Retirement to ensure that there is no lapse in Employee’s continued service to the Company, (B) be for a term that ends immediately after the last vesting date to occur of any Company equity-based award held by Employee as of the date of Employee’s Retirement, (C) not require Employee to provide more than two hundred fifty (250) hours of consulting services per year, with compensation for such consulting services to be reasonably agreed between Employee and the Company, (D) include such other terms and conditions reasonably prescribed by the Company, and (E) include non-competition, non-solicitation, and other restrictive covenants applicable during and after the term of the Consulting Agreement that are no less protective of the Company than those referenced in Section II of this Exhibit A of the Agreement.
2.	The Consulting Agreement and the consulting relationship established thereby may be terminated during the term of such Consulting Agreement by the Company only for “cause” (defined in a manner substantially similar to, and no more expansive in scope than, Cause (as defined below)), and by Employee for any reason. In the event that the Consulting Agreement and the consulting relationship established thereby are terminated (A) by Employee for any reason or (B) by the Company for “cause,” any outstanding awards that are unvested at the time of such termination shall be forfeited without payment of any consideration therefor. In the event the Consulting Agreement and the consulting relationship established thereby are terminated by mutual agreement, the treatment of any outstanding awards held by Employee upon such termination shall be mutually determined by Employee and the Company at the time of such termination.
3.	With respect to Employee’s Retirement, Employee also agrees that any post-termination covenants contained in this Agreement, any prior employment agreements between Employee and the Company, Employee’s Proprietary Information and Inventions Assignment Agreement, and Employee’s Employee Confidentiality and Covenant Agreement shall commence upon the expiration or termination of the consulting period (and, for the avoidance of doubt, not upon the termination of Employee’s employment) and apply in full force and effect.
4.	In the event that the Consulting Agreement and the relationship established thereby are terminated by Employee for any reason or by the Company for “cause,” in either case, Employee shall thereupon tender Employee’s resignation from all directorships in accordance with Section 4 above, which resignation may be accepted by the Company in its sole discretion.
(iii)	Termination of Consulting Agreement Without Cause or Failure to Offer Consulting Agreement. In the event that the Consulting Agreement and the relationship established thereby are terminated by Company without “cause” or the Company fails to offer to Employee a Consulting Agreement in connection with Employee’s Retirement, then Employee’s outstanding Company equity-based awards shall be subject to the Company’s equity incentive plan and award agreements evidencing such awards (including the vesting and payment provisions thereunder).
II.

RELEASE; COMPLIANCE WITH COVENANTS. Employee acknowledges and agrees that Employee has entered into agreements with the Company containing certain nondisclosure, intellectual property assignment, non-competition, and non-solicitation provisions, including as set forth in a Proprietary Information and Inventions Assignment Agreement and an Employee Confidentiality and Covenant Agreement, and that Employee shall be bound by, and shall continue to comply with Employee’s obligations under those agreements and any other agreement between Employee and the Company containing restrictive covenants (“Restrictive Covenants”). Notwithstanding anything contained herein, Employee’s right to receive the payments and benefits set forth in this Exhibit A are conditioned on and subject to (A) Employee’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Termination Date and non-revocation within seven (7) days thereafter of the Release of claims against the Digital Group, (B) Employee’s continued compliance with the Restrictive Covenants.

III.	DEFINITIONS. For purposes of this Agreement:
A.“Cause” means (A) Employee’s willful and continued failure to substantially perform Employee’s duties with the Company or its subsidiaries or affiliates (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Company, which demand specifically identifies the manner in which the Company believes that Employee has not substantially performed Employee’s duties; (B) Employee’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company or its subsidiaries or affiliates; (C) Employee’s conviction of, or entry by Employee of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (D) a willful breach by Employee of any fiduciary duty owed to the Company which results in economic or other injury to the Company or its subsidiaries or affiliates; (E) Employee’s willful and gross misconduct in the performance of Employee’s duties that results in economic or other injury to the Company or its subsidiaries or affiliates; or (F) a material breach by Employee of any of Employee’s obligations under any agreement, including this Agreement, with the Company or its subsidiaries or affiliates after written notice is delivered to Employee by the Company which specifically identifies such breach. For purposes of this provision, no act or failure to act on Employee’s part will be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Notwithstanding the foregoing, in the event Employee incurs a “separation from service” by reason of a termination of Employee’s employment by the Company (other than by reason of Employee’s death or Disability or pursuant to clause (C) of this paragraph) on or before the second anniversary of a Change in Control or within sixty (60) days prior to such Change in Control, it shall be presumed for purposes of this Agreement that such termination was effected by the Company other than for Cause unless the contrary is established by the Company.
B.“Disability” shall mean a disability that qualifies or, had Employee been a participant, would qualify Employee to receive long-term disability payments under the Company’s group long-term disability insurance plan or program, as it may be amended from time to time.
C.“Good Reason” shall mean the occurrence of any one or more of the following events without Employee’s prior written consent, unless the Company corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Termination Date: (A) the Company’s assignment to Employee of any duties materially inconsistent with Employee’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company; (B) the Company’s material reduction of Employee’s annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (C) the relocation of the Company’s offices at which Employee is principally employed (“Principal Location”) to a location more than forty-five (45) miles from such location, or the Company’s requiring Employee to be based at a location more than forty-five (45) miles from the Principal Location, except for required travel on Company business; or (D) a material breach by the Company of Section 11 of this Agreement. Notwithstanding the foregoing, Employee will not be deemed to have resigned for Good Reason unless (x) Employee provides the Company with written notice of the circumstances constituting Good Reason within thirty (30) days after the initial occurrence or existence of such circumstances, (y) the Company fails to correct the circumstance so identified within thirty (30) days after the receipt of such notice (if capable of correction), and (z) the Termination Date occurs no later than ninety (90) days after the initial occurrence of the event constituting Good Reason.
D.“Prior Year Bonus” shall mean, for any Termination Date that occurs between January 1 of any fiscal year and the date that annual bonuses are paid by the Company for the immediately preceding year (the “Prior Year”), Employee’s target annual bonus (without giving effect to any reduction which constitutes Good Reason) for such Prior Year, unless the Compensation Committee has determined Employee’s bonus for such Prior Year, in which case the Prior Year Bonus shall be the bonus determined by the Compensation Committee, if any. The Prior Year Bonus, if any, shall be in lieu of Employee’s annual bonus for the Prior Year. There will be no Prior Year Bonus in connection with any Termination Date that occurs on or after the date the Company pays annual bonuses for the Prior Year through the end of the year in which the Termination Date occurs.
E.“Retirement” shall mean Employee’s voluntary retirement from Employee’s employment with the Company at a time when (A) Employee has attained at least fifty-five (55) years of age, (B) Employee has completed at least ten (10) Years of Service (as defined below) with the Company, and (C) Employee’s combined age plus Years of Service equals at least seventy (70), provided that Employee has provided the Company with at least twelve (12) months’ advance written notice of Employee’s retirement (or such other shorter minimum advance written notice that is acceptable to the Board in its sole discretion), which notice shall be provided no earlier than such time as Employee has satisfied the conditions set forth in clauses (A), (B) and (C) above (“Notice

Period”). For purposes of this Agreement, (x) if, during the Notice Period, Employee’s employment is terminated by the Company without Cause, such termination of employment shall be deemed to have occurred by reason of Employee’s Retirement for purposes of this Agreement (and, for the avoidance of doubt, Employee will not be entitled to any payments or benefits under this Agreement as if Employee’s employment was terminated by the Company without Cause), (y) if, during the Notice Period, Employee’s employment is terminated for any other reason, such termination of employment shall not be deemed to have occurred by reason of Employee’s Retirement for purposes of this Agreement, and (z) provided that Employee continues in employment with the Company through the Notice Period, Employee’s employment shall automatically terminate upon the termination date set forth in such notice (or such other date accepted by the Board).
F.“Stub Year Bonus” shall mean the product obtained by multiplying (A) Employee’s target annual bonus for the fiscal year in which the Termination Date occurs (without giving effect to any reduction which constitutes Good Reason) multiplied by (B) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the Termination Date and the denominator of which is 365; provided, however, that in the case of Employee’s Retirement, “Stub Year Bonus” shall mean the product obtained by multiplying (x) the average annual bonus earned by Employee for the three (3) Company fiscal years immediately preceding the Company fiscal year in which Employee’s Retirement occurs multiplied by (y) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the date of Employee’s Retirement and the denominator of which is 365.
G.“Years of Service” means the aggregate period of time, expressed as a number of whole years and fractions thereof, during which Employee was an employee of the Company or its subsidiaries or affiliates in paid status.

Appendix 1
General Release of Claims

In consideration of the payments and benefits set forth in that certain Executive Severance Agreement, dated [DATE], between the undersigned (“Employee”), Digital Realty Trust, Inc. and DLR, LLC (“Severance Agreement”), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee does hereby release and forever discharge the “Releasees” hereunder, consisting of Digital Realty Trust, Inc., a Maryland corporation, Digital Realty Trust, L.P., a Maryland limited partnership, and DLR, LLC, a Maryland limited liability company (collectively, the “Company”), each of their  subsidiaries and affiliates, and, in their capacity as such, each of their predecessors, successors, partners, directors, officers, employees, attorneys, and agents of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees, or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Employee now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service relationship, employment, or termination of service or employment of Employee; any alleged breach of any express or implied contract of employment or other service (including any claim arising under the Severance Agreement); any alleged torts or other alleged legal restrictions on the Releasee’s right to terminate the employment or other service of Employee; and any alleged violation of any federal, state, or local statute or ordinance including, without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601 et seq. (the “FMLA”); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the False Claims Act, as amended, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the Worker Adjustment Notification and Retaining Act; the California Labor Code; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; the California Worker Adjustment Notification and Retraining Act; and all other federal, state, and local employment and civil rights laws.

Notwithstanding the foregoing, this Release shall not be construed in any way to operate to release any rights or Claims of Employee (i) to payments and benefits under the Severance Agreement, (ii) to payments or benefits under any agreement between Employee and the Company evidencing outstanding stock options, profits interest units, or other equity-based awards in the Company held by Employee, (iii) to accrued or vested benefits Employee may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract, or agreement with the Company, (iv) for indemnification and/or advancement of expenses, arising under any indemnification agreement between Employee and the Company or under the bylaws, certificate of incorporation, or other similar governing document of the Company, (v) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, or (vi) to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination, harassment, or retaliation, or (vii) to communicate directly with, cooperate with or provide information to, any federal, state, or local government regulator; provided, however, that Employee does release Employee’s right to secure damages for any alleged discriminatory, harassing, or retaliatory treatment (except that nothing in this Release shall be interpreted to prohibit or prevent Employee from recovering an award for filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission).

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

EMPLOYEE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. In connection with such waiver and relinquishment, Employee hereby acknowledges that employee may hereafter discover claims or facts in addition to, or different from, those which he now knows or believes to exist, but that employee expressly agrees to fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on employee’s behalf against the Company and/or Releasees at the time of execution of this Release.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, EMPLOYEE IS HEREBY ADVISED AS FOLLOWS:

(A)EMPLOYEE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)EMPLOYEE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT;

(C)EMPLOYEE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD; AND

(D)BY SIGNING THIS RELEASE, EMPLOYEE SPECIFICALLY ACKNOWLEDGES THAT EMPLOYEE KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS OR CLAIMS ARISING UP TO AND THROUGH THE DATE OF EXECUTION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967.

If Employee wishes to revoke his acceptance of this Release, Employee must deliver such notice in writing, no later than 5:00 p.m. Pacific Time on the 7th day following his signature to [NAME], [TITLE], Human Resources of the Company, at emailaddress@digitalrealty.com by e-mail. If Employee does not revoke acceptance of this Release within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day following the date Employee executed this Release.

Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Employee may have against the Releasees, or any of them, and Employee agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses, and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer of any rights or Claims. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity.

Employee represents that Employee has no lawsuits, Claims, or actions pending in Employee’s name, or on behalf of Employee or any other person or entity, against any of the Releasees. Employee agrees that Employee will not voluntarily provide assistance, information, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential Claim or cause of action of any kind against the Releasees and that Employee shall not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law. Notwithstanding the foregoing, Employee retains the right to file a charge with the Equal Employment Opportunity Commission and equivalent state and local agencies, and to cooperate with investigations by any such agency.

Employee acknowledges and represents that Employee has not suffered any discrimination or harassment by any of the Releasees on account of race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, veteran status, medical condition, or any other characteristic protected by applicable law. Employee acknowledges and represents that Employee has not been denied any leave, benefits, or rights to which Employee may have been entitled under the FMLA or any other federal or state law, and that Employee has not suffered any job-related wrongs or injuries for which Employee might be entitled to compensation or relief. Employee further acknowledges and represents that, other than the benefits that will be provided to Employee pursuant to the Severance Agreement, Employee has been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Releasees has ever owed to Employee, and Employee is not entitled to any additional compensation, severance, or benefits after the date hereof, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document. Employee represents and warrants that all of the factual representations made herein are true in all material respects.

In addition, Employee acknowledges and agrees that Employee is bound by certain covenants and provisions set forth in the Severance Agreement as well as in the Employee Confidentiality and Covenant Agreement (“ECCA”) and Proprietary Information and Inventions Assignment Agreement (“PIIAA”), if any, and that such covenants and provisions shall survive the termination of Employee’s employment with the Company and shall remain in full force and effect in accordance with the terms of the Severance Agreement, ECCA, and PIIAA. Employee further acknowledges and agrees that Employee’s right to receive the payment and benefits set forth in the Severance Agreement is conditioned on and subject to Employee’s continued compliance with the restrictive covenants set forth in the Severance Agreement, ECCA, and PIIAA. Notwithstanding anything herein or in the Severance Agreement or the ECCA or PIIAA to the contrary, Employee acknowledges and agrees that, pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Employee agrees that if Employee hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the

Releasees in defending or otherwise responding to said suit or Claim; provided, that, this paragraph shall not apply with respect to any compulsory counterclaims, within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, asserted by Employee against the Releasees bringing claims against Employee as set forth above.

Employee further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Employee.

Employee agrees that if any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Employee understands that this Release, together with the Severance Agreement and any ECCA and/or PIIAA executed by Employee, constitutes the complete, final, and exclusive embodiment of the entire agreement between Employee and the Company with regard to the subject matter hereof. Employee is not relying on any promise or representation by the Company that is not expressly stated therein. The Parties further understand and agree that this Release may be amended only by a written instrument executed by all parties hereto.

IN WITNESS WHEREOF, the undersigned has executed this Release on [DATE].

[EMPLOYEE]